EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT METHODE ELECTRONICS, INC.

Subsidiary (1)	Jursdiction of Incorporation

Adam Technologies, Inc.	Delaware
Connectivity Technologies, Inc.	Texas
Duel Systems, Inc.	Delaware
Future Equity, Inc.	Illinois
Magna-lastic Devices, Inc.	Delaware
Meritronic	Malta
Methode of California (2)	California
Methode Development Company	Delaware
Methode Electronics China PTE, Ltd.	Singapore
Methode Electronics Europe, Ltd.	Scotland
Methode Electronics Far East Pte., Ltd.	Singapore
Methode Electronics Foreign Sales Corporation	U.S. Virgin Islands
Methode Electronics Ireland Limited	Ireland
Methode Electronics Malta Ltd.	Malta
Methode Fibre Optics U.K. Ltd.	United Kingdom
Methode International, GmbH	Germany
Methode Technical Components	Delaware
Optokon	Czech Republic
Sentorque, Inc.	Delaware

(1) All subsidiaries 100% owned, except Optokon, Magna-lastic Devices, Inc. and Sentorque, Inc. which are 75% owned.

(2) Business also done under the names Trace Laboratories Central and Trace Laboratories East.

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